December 2007	Pricing Sheet dated December 21, 2007 relating to
Terms Supplement No. 45 dated December 10, 2007 to
Registration Statement No. 333-140456
Filed pursuant to Rule 433
EKSPORTFINANS ASA
$13,300,000 10.00% Reverse Convertible Notes linked to AT&T Corp., due June 27, 2008
$5,500,000 13.50% Reverse Convertible Notes linked to Marathon Oil Corporation, due June 27, 2008
$2,600,000 8.00% Reverse Convertible Notes linked to Wal-Mart Stores, Inc., due June 27, 2008
PRICING TERMS FOR ALL REVERSE CONVERTIBLE NOTES — DECEMBER 21, 2007

Issuer:	Eksportfinans ASA
Issuer Rating:	Aaa (negative outlook) (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)
Specified Currency:	U.S. dollars
Issue Price:	$1,000 per Reverse Convertible Note
Trade Date:	December 21, 2007
Original Issue Date:	December 27, 2007
Determination Date:	June 24, 2008
Maturity Date:	June 27, 2008
Redemption Amount:
•     if the closing price of the applicable Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of that Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

•     if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the applicable Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of that Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of that Reference Share on the Determination Date is less than the Initial Reference Level of that Reference Share.

Final Reference Level:	The closing price of the applicable Reference Share quoted by the Relevant Exchange on the Determination Date.
Share Redemption Amount:	The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Interest Payment Dates:	January 27, 2008, February 27, 2008, March 27, 2008, April 27, 2008, May 27, 2008 and June 27, 2008.
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
SPECIFIC TERMS FOR EACH REVERSE CONVERTIBLE NOTE

	Initial			Share
	Reference	Interest		Redemption		Aggregate
Reference Shares	Level	Rate	Knock-In Level	Amount	CUSIP	Face Amount
AT&T Corp. (“T”)	$41.48	10%	$33.184 (80% of Initial Reference Level)	24.10800	282645CE8	$13,300,000
Marathon Oil Corporation (“MRO”)	$61.41	13.5%	$49.128 (80% of Initial Reference Level)	16.28399	282645CF5	$5,500,000
Wal-Mart Stores, Inc. (“WMT”)	$48.21	8%	$38.568 (80% of Initial Reference Level)	20.74258	282645CG3	$2,600,000

Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal

	T	Total	MRO	Total	WMT	Total
Price to public:	$1,000	$13,300,000	$1,000	$5,500,000	$1,000	$2,600,000
Fees and commissions:	$15	$199,500	$15	$82,500	$15	$39,000
Proceeds to us:	$985	$13,100,500	$985	$5,417,500	$985	$2,561,000
MORGAN STANLEY
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Terms Supplement No. 45 dated December 10, 2007
Prospectus Supplement and Prospectus dated February 5, 2007
Product Supplement No. 1 dated April 12, 2007
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.